Exhibit 99.1
NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO
Timothy Clayton, CFO
HEI Announces New Working Capital Credit Facility
MINNEAPOLIS, MINNESOTA April 24, 2006— HEI, Inc. (Nasdaq: HEII – www.heii.com) today announced that it has entered into a new line of credit agreement with Beacon Bank that will allow borrowings of up to $2.0 million. This facility is in addition to the $5.0 million accounts receivable credit agreement that is currently in place with Beacon Bank. The new credit agreement is a revolving facility which will allow borrowings based on a borrowing base formula of 75% of export related inventory and 90% of export related accounts receivable. The line of credit would bear an interest rate of Prime plus 2.75% on net funds borrowed. There is also processing fee of .65% on amounts drawn against the line. The new line of credit agreement is guaranteed by the Small Business Administration and the Export / Import Bank. The Company presently expects to use the facility to fund working capital and other general business needs.
“We are pleased that we are able to expand our credit facilities through the collaboration of Beacon Bank and the Small Business Administration,” stated Mack V. Traynor, President and CEO. “We also want to thank Partners Plus LLC (an affiliate of Prinsource Capital Corporation) and Trade Acceptance Group, Ltd. who helped identify and facilitate the processing of this credit line, which is based on a federal program to expand exports of products manufactured in the United States. Given the global nature of our customers, we were very well suited to utilize this program,” continued Mr. Traynor.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this press release include statements regarding the implementation of business strategies, growth of specific markets, potential sales and revenue figures and operational expectations. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of outstanding debt and receivables, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.